Exhibit 99.1
April 11, 2006
Board of Directors
Compass Diversified Trust
Compass Diversified Holdings, LLC
Westport, CT
Re: Consent of Duff & Phelps, LLC
Members of the Board:
We hereby consent to the reference of Duff & Phelps’ name and opinion (the “Opinion”) addressed to the Board of Directors of Compass Diversified Trust (“CODI” or “Company”) in Amendment #3 to Form S-1 (the “Registration Statement”) regarding the analysis of the fairness, from a financial point of view, of Compass Diversified Holdings, LLC (the “Buyer”) initial acquisition of the four operating companies (on an individual basis only) and (ii) references made to our firm and such Opinion in the Registration Statement under the sections “Risk Factors”, “Certain Relationships and Related Party Transactions” and “The Acquisitions of and Loans to Our Initial Businesses”.
In giving such consent, we are not and should not be misconstrued as “experts” with respect to any part of the Registration Statement for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder. Duff & Phelps did not analyze or opine on the fairness, from a financial point of view, of the initial public offering’s (“IPO”) valuation, affiliate party debt terms and conditions, the LLC agreement, the management agreement, the Profit Interest, the Registration Statement and other IPO-related contracts.
Duff & Phelps, LLC